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                                   EXHIBIT 11

                       ARBOR DRUGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                Three Months Ended                          Year Ended
(In thousands, except                                 July 31,                               July 31,
 for per share data)                            ------------------                    ---------------------

                                                  1994              1993                1994                     1993
                                                -------           -------             -------                  -------
A.  Net Income (loss)                           $ 5,223           ($6,012)            $14,080(a)               $ 6,909(a)
                                                =======           =======             =======                  =======

Weighted average number
of common shares
outstanding                                      16,332            16,240              16,284(a)                16,217(a)

Effect of the issuance
of stock options and
assumed exercise of
stock options at prices
which are lower than
the average market
price of the common
shares during the
period, using the
treasury stock method                               110               155                 129                      191
                                                -------           -------             -------                  -------

B.  Average number of
    common shares and
    common equivalent
    shares for primary
    earnings per share                           16,442            16,395              16,413                   16,408
                                                -------           -------             -------                  -------

Weighted average number
of common shares
outstanding                                      16,332            16,240              16,284(a)                16,217(a)

Effect of the issuance
of stock options and
assumed exercise of
options at prices which
are lower than the
market price of common
stock at end of the
period when such price
is higher than average
market                                              177               155                 182                      191
                                                -------           -------             -------                  -------

C.  Common shares,
    assuming full
    dilution                                     16,509            16,395              16,466                   16,408
                                                =======           =======             =======                  =======


 Primary earnings (loss) per
share A                                           $0.32            ($0.37)              $0.86                    $0.42(b)
      -                                         =======           =======             =======                  =======
      B

 Fully diluted earnings (loss)
per share  A                                      $0.32            ($0.37)              $0.86                    $0.42(b)
           -                                    =======           =======             =======                  =======
           C

(a) These amounts agree with the related amounts in the Consolidated Statements of Income.
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(b)  The actual difference between reported earnings per share and both primary earnings per share and fully diluted earnings per share is less than $.01, but due to rounding, is shown as presented.